ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of this 17th day of February, 2006, by and between Constellation Funds, a Delaware business trust and Touchstone Advisors, Inc. (the "Administrator"), an Ohio corporation. This Agreement has been amended to include additional named parties, to amend the compensation schedule and to change the initial term of the Agreement (the "Amended Agreement").

      THIS AMENDED AGREEMENT is made as of this 1st day of January, 2007 by and among Touchstone Funds Group Trust (formerly "Constellation Funds"), Touchstone Strategic Trust, Touchstone Tax-Free Trust, Touchstone Investment Trust and Touchstone Variable Series Trust (individually a "Trust" and collectively the "Trusts") and the Administrator.

      WHEREAS, each Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of multiple series of shares; and

      WHEREAS, each Trust desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services to such series of the Trusts as the Trusts and the Administrator may agree on (the "Funds") and as listed on the schedule attached hereto ("Schedule") and made a part of this Agreement, on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trusts and the Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Administrator. The Trusts hereby retain the Administrator to act as the administrator of the Funds and to furnish the Funds with the management and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

      The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trusts in any way and shall not be deemed an agent of the Trusts.

      ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Funds and, on behalf of the Trusts, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Funds' operations. The Administrator shall provide the Trustees of the Trusts with such reports regarding investment performance and compliance with investment policies and applicable laws, rules and regulations as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities. The Administrator may appoint a sub-administrator to perform certain of the services to be performed by the Administrator hereunder.
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      The Administrator shall provide the Trusts with administrative services, regulatory reporting, fund accounting and related portfolio accounting services, all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Board of Trustees' meetings) for handling the affairs of the Funds and such other services as the Trustees may, from time to time, reasonably request and the Administrator shall, from time to time, reasonably determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Trusts' Board of Trustees (the "Trustees"), the Administrator shall make reports to the Trustees concerning the performance of its obligations hereunder.

Without limiting the generality of the foregoing, the Administrator shall:

      (A) calculate contractual Trust expenses and control all disbursements for the Trusts, and as appropriate compute the Trusts' yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighed maturity;

      (B) assist Trust counsel with the preparation of prospectuses, statements of additional information, registration statements, proxy materials, and exemptive applications;

      (C) prepare such reports, applications and documents (including reports regarding the sale and redemption of shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trusts' shares with state securities authorities, monitor sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trusts and the Trusts' shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trusts and the Trusts' shares with state securities authorities to enable the Trusts to make a continuous offering of their shares;

      (D) develop and prepare communications to shareholders, including the annual report to shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust shareholders, and supervise and facilitate the solicitation of proxies solicited by the Trusts for all shareholder meetings, including tabulation process for shareholder meetings;

      (E) coordinate with Trust counsel the preparation and negotiation of, and administer contracts on behalf of the Trusts with, among others, the Trusts' investment adviser, distributor, custodian, and transfer agent;


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      (F)   maintain the Trusts' general ledger and prepare the Trusts'
            financial statements, including expense accruals and payments, determine the net asset value of the Trusts' assets and of the Trusts' shares, and supervise the Trusts' transfer agent with respect to the payment of dividends and other distributions to shareholders;

      (G) calculate performance data of the Trusts and their Funds for dissemination to information services covering the investment company industry;

      (H) coordinate and supervise the preparation and filing of the Trusts' tax returns;

      (I) examine and review the operations and performance of the various organizations providing services to the Trusts or any Funds of the Trusts, including, without limitation, the Trusts' sub-advisers, distributor, custodian, transfer agent, outside legal counsel and independent public accountants, and at the request of the Trustees, report to the Trustees on the performance of organizations;

      (J) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Trusts' semiannual and annual reports to shareholders;

      (K) provide internal legal and administrative services as requested by the Trusts from time to time;

      (L) assist with the design, development, and operation of the Trusts, including new Funds and class investment objectives, policies and structure;

      (M) provide individuals acceptable to the Trustees for nomination, appointment, or election as officers of the Trusts, who will be responsible for the management of certain of the Trusts' affairs as determined by the Trustees;

      (N) advise the Trusts and their Trustees on matters concerning the Trusts and their affairs;

      (O) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Trusts in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trustees;

      (P) monitor and advise the Trusts and their Funds on their registered investment company status under the Internal Revenue Code of 1986, as amended;


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      (Q)   perform all administrative services and functions of the Trusts and each Fund to the extent administrative services and functions are not provided to the Trust or such Fund pursuant to the Trusts' or such Fund's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement or sub-administration agreement;

      (R) furnish advice and recommendations with respect to other aspects of the business and affairs of the Funds as the Trusts and the Administrator shall determine desirable; and

      (S) prepare and file with the Securities and Exchange Commission ("SEC") the semiannual report for the Trusts on Form N-SAR and all required notices pursuant to Rule 24f-2.

Also, the Administrator will perform other services for the Trusts as agreed from time to time, including, but not limited to performing internal audit examinations; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders' meetings, proxies and proxy statements, for all of which the Trusts will pay the Administrator's out-of-pocket expenses.

      ARTICLE 3. Allocation of Charges and Expenses.

      (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trusts as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trusts retained by the Trustees of the Trusts to perform services on behalf of the Trusts.

      (B) THE TRUSTS. The Trusts assume and shall pay or cause to be paid all other expenses of the Trusts not otherwise allocated herein, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or the investment adviser to the Trust or any affiliated corporation of the Administrator or the investment adviser, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trusts.


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      ARTICLE 4. Compensation of the Administrator.

      (A) ADMINISTRATION FEE. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, each Trust shall pay to the Administrator compensation at an annual rate specified in the Schedule. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. Each Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by its officers and employees in connection with attendance at meetings of the Trustees.

      If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

      (B) SURVIVAL OF COMPENSATION RATES. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

      ARTICLE 5. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors, officers, employees and other agents of the Administrator as well as that corporation itself.)

      So long as the Administrator, or its agents, acts in good faith and with due diligence, each Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of said administration, transfer agency, and dividend disbursing relationships to the Trusts or any other service rendered to the Trusts hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case a Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so in good faith shall not affect the rights hereunder.


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      Each Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If a Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that a Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If a Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

      The Administrator may apply to a Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

      Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of a Trust until receipt of written notice thereof from the Trust.

      ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to each Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of a Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator and its counsel are or may be or become similarly interested in a Trust, and that the Administrator may be or become interested in a Trust as a shareholder or otherwise.

      ARTICLE 7. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to each Trust and its prior, present or potential shareholders and relative to the adviser and its prior, present or potential customers, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trusts.


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      ARTICLE 8. EQUIPMENT FAILURES. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trusts, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      ARTICLE 9. COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS. The Administrator undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

      ARTICLE 10. DURATION AND TERMINATION OF THIS AGREEMENT. This Agreement shall become effective on the date set forth in the Schedules and shall remain in effect for the initial term of the Agreement (the "Initial Term") and each renewal term thereof (each, a "Renewal Term"), each as set forth in the Schedules, unless terminated in accordance with the provisions of this Article
10. This Agreement may be terminated only: (a) by the mutual written agreement of the parties; (b) by either party hereto on 90 days' written notice; or (c) as to any Fund or any Trust, effective upon the liquidation of such Fund or Trust, as the case may be. For purposes of this Article 10, the term "liquidation" shall mean a transaction in which the assets of the Administrator, the Trust or a Fund are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

      This Agreement shall not be assignable by the Administrator, without the prior written consent of a Trust, except to an entity that is controlled by, or under common control, with, the Administrator.

      ARTICLE 11. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      ARTICLE 12. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of a Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

      In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.


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      ARTICLE 13. DEFINITIONS OF CERTAIN TERMS. The terms "interested person"
and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC.

      ARTICLE 14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trusts, at 303 Broadway, Suite 1100, Cincinnati, Ohio 45202, Attention:
President; and if to the Administrator at 303 Broadway, Suite 1100, Cincinnati, Ohio 45202, Attention: President.

      ARTICLE 15. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 16. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      ARTICLE 17. LIMITATION OF LIABILITY. The Administrator is hereby expressly put on notice of the limitation of liability as set forth in each Trust's Declaration of Trust and agrees that the obligations pursuant to this Agreement of a particular Fund and of the Trust with respect to that Fund shall be limited solely to the assets of that Fund, and the Administrator shall not seek satisfaction of any such obligation from any other Fund, the shareholders of any Fund, the Trustees, officers, employees or agents of a Trust, or any of them.

      ARTICLE 18. BINDING AGREEMENT. This Agreement, and the rights and obligations of the parties and the Funds hereunder, shall be binding on, and inure to the benefit of, the parties and the Funds and the respective successors and assigns of each of them.


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

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of January 1, 2007.

TOUCHSTONE FUNDS GROUP TRUST

By:__________________________________

Attest:______________________________

TOUCHSTONE STRATEGIC TRUST

By:__________________________________

Attest:______________________________

TOUCHSTONE TAX-FREE TRUST

By:__________________________________

Attest:______________________________

TOUCHSTONE INVESTMENT TRUST

By:__________________________________

Attest:______________________________

TOUCHSTONE VARIABLE SERIES TRUST

By:__________________________________

Attest:______________________________

TOUCHSTONE ADVISORS, INC.

By:__________________________________

Attest:______________________________


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